United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

May 20, 2014

Date of Report

E.R.C. ENERGY RECOVERY CORPORATION

 (Exact name of Registrant as specified in its Charter)

Delaware	000-53116	22-2301634
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

101 First Street #493

Los Altos, CA USA 94022

 (Address of Principal Executive Offices)

(650) 283-2907

(Registrant’s Telephone Number, including area code)

10018 Falcon View Drive

Sandy, Utah 84092

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAME REFERENCES

In this Current Report, references to “ERC,” the “Company,” “we,” “our,” “us” and words of similar import refer to “E.R.C. Energy Recovery Corporation,” the Registrant, which is a Delaware corporation.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

David C. Merrell, who on April 22, 2014 resigned as our President, has resigned as a director as well. Mr. Merrell, whose resignation was both dated and made effective on May 20, 2014, no longer has any positions with the company.

There were no persons nominated, appointed or elected to replace Mr. Merrell on the board of director, which leave the company with one member of the board of directors, Mr. Abraham Dominguez Cinta.

Abraham Dominguez Cinta, 26, is an executive manager and investment banker with a background in various industries including logistics, food and beverage, e-commerce and e-waste. His business and finance background includes financial due diligence, structuring and negotiations for acquisitions for both private and publicly-traded companies.  Currently he is the founder and an executive director at Go Ez Group.  In 2011, he was a Business Analyst with the Mexican Ministry of Welfare performing various credit and finance analysis and marketing campaigns.  In 2008, he was Project Manager at UDLAP Consultants, overseeing federal programs where he managed 15 people in charge of delivering consultancy sessions to over 1500 people.  Mr. Cinta holds a Bachelor’s degree in Business Administration from La Universidad de las Americas Pueblas, St Michael’s College, as well as a Master’s degree with specialization in Investment Banking from the University of Wales.

There are no current arrangements with us regarding compensation of Mr. Cinta for services in his positions as President and CEO or as sole director.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

E.R.C. ENERGY RECOVERY CORPORATION

Date:	May 21, 2014	By:	/s/ Abraham Cinta
Abraham Cinta
President, Chief Executive Officer, CFO and Sole Director

2